Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
NRG Yield, Inc.:

We consent to the incorporation by reference in the NRG Yield, Inc. Registration Statement Nos. 333-190071 and 333-206061 on Forms S-8 and Registration Statement Nos. 333-204589 and 333-205140 on Forms S-3 of our report dated January 19, 2016, with respect to the consolidated balance sheet of the NRG Wind TE Holdco, LLC and subsidiaries as of December 31, 2014, and the related consolidated statement of operations and comprehensive (loss) income, members’ equity, and cash flows for the period from April 1, 2014 to December 31, 2014 (Successor period) and for the period from January 1, 2014 to March 31, 2014 (Predecessor period), which report appears in the Form 8-K/A of NRG Yield, Inc. dated January 19, 2016.

(signed) KPMG LLP

Los Angeles, California
January 19, 2016